SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
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Pacific Life Funds

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PACIFIC LIFE FUNDS
PL INTERNATIONAL VALUE FUND

INFORMATION STATEMENT DATED SEPTEMBER 30, 2010

This statement provides information concerning a new fund manager and a new fund management agreement for the PL International Value Fund. This Information Statement is being mailed on or about November 24, 2010, to shareholders of record of the Fund as of September 30, 2010.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Life Funds’ (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in fund manager and a new fund management agreement with respect to the PL International Value Fund (the “Fund”) effective January 1, 2011. Information concerning this change in manager was included in a supplement dated September 20, 2010 to the Trust’s underlying funds’ prospectus, dated July 1, 2010, as supplemented. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in fund manager requires shareholder approval of a new fund management agreement. However, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, fund managers and enter into new fund management agreements (except, as a general matter, fund managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the fund manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on September 14-15, 2010, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective January 1, 2011, the agreement with J.P. Morgan Investment Management Inc. (“JP Morgan”) with respect to the PL International Value Fund (the “JP Morgan Fund Management Agreement”), and appointed JP Morgan as the new fund manager (“Fund Manager”). In connection with this matter, also at the September 14-15, 2010 meeting, the Board terminated the fund management agreement for the Trust with the current fund manager upon the effectiveness of the JP Morgan Fund Management Agreement. JP Morgan’s appointment as Fund Manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval. In order to facilitate a change in Fund Manager, a portion of the Fund’s holdings will be sold and new investments purchased in accordance with recommendations by the new Fund Manager. PLFA, the investment adviser to the Trust, may begin this transitioning prior to January 1, 2011. PLFA and/or the Fund may retain a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of Fund holdings in connection with this transitioning.

II.	Board Consideration of the New Fund Management Agreement

In evaluating the proposed JP Morgan Fund Management Agreement, the Board, including all of the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new fund manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a fund manager and an assessment of the investment strategies used by a fund manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of JP Morgan, including information about other firms considered by PLFA and PLFA’s analysis in reaching its conclusion to recommend JP Morgan as the Fund Manager.

In evaluating the JP Morgan Fund Management Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining JP Morgan as the Fund Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by JP Morgan. In this regard, the Trustees considered various materials relating to the proposed Fund Manager, including copies of the proposed JP Morgan Fund Management Agreement;

copies of the Form ADV for JP Morgan; financial information relating to JP Morgan; and other information deemed relevant to the Trustees’ evaluation of JP Morgan, including qualitative assessments from senior management of PLFA.

The Trustees considered that under the JP Morgan Fund Management Agreement, JP Morgan would be responsible for providing the investment management services for the Fund’s assets, including investment research, advice and supervision and determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the PL International Value Fund over both the short- and long-term, the organizational depth and resources of JP Morgan, including the background and experience of JP Morgan’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used for the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures of JP Morgan, including the assessment of its compliance programs as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the new JP Morgan Fund Management Agreement.

In making these assessments, the Trustees took note of the extensive due diligence PLFA conducted on JP Morgan and were aided by the assessments and recommendations of PLFA and the in-person presentation and materials provided by JP Morgan. The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage an international value portfolio and the identification by PLFA of JP Morgan to serve as Fund Manager with regard to the day-to-day investment activities of the PL International Value Fund. In this regard, the Trustees considered that the search criteria employed by PLFA included identification of a firm with sufficient size, market presence and resources to properly manage the Fund, the ability to manage a large pool of assets, competitive peer ranking, manager tenure and competitive sub-advisory fees.

The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the fund managers and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the PL International Value Fund by JP Morgan under the JP Morgan Fund Management Agreement.

B.	Performance

The Trustees considered information about the historical performance of a mutual fund investment company (the “Comparable Fund”) and a composite of investment funds and accounts (including the Comparable Fund) advised by the same JP Morgan portfolio management team that would manage the PL International Value Fund using similar investment strategies as those proposed for the PL International Value Fund (together with the Comparable Fund, the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark for the one-, three- and six-month periods as of June 30, 2010 as well as the one-, three- and five-year and since inception periods as of June 30, 2010. For the Comparable Fund performance, the Trustees considered the year-to-date, one-, three- and five-year periods as of June 30, 2010, against its Morningstar peer group and considered the annual performance returns against its Morningstar peer group for the previous seven calendar years. The Trustees also considered the need for JP Morgan to adhere to the Fund’s general investment mandate in order to function appropriately as an investment option for the PL Portfolio Optimization Funds. The Board determined that JP Morgan’s performance record was acceptable.

C.	Advisory and Fund Management Fees

The Trustees considered information regarding the comparative advisory fees charged under investment advisory fee contracts with regard to a mutual fund and other investment accounts (“Accounts”) with substantially similar investment strategies. The Trustees noted that the fees to be paid to JP Morgan for the management of the PL International Value Fund were different from the fees charged to other Accounts or that there were differences in the levels of services provided by JP Morgan to the other Accounts and that these differences were due to the nature of the Accounts or an affiliation between JP Morgan and the Accounts. These differences often explained the differences in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and JP Morgan, and that the PL International Value Fund’s sub-advisory management fees are paid by PLFA and are not paid directly by the PL International Value Fund. The Trustees also considered that the proposed sub-advisory management fee rate payable to JP Morgan under the JP Morgan Fund Management Agreement contains breakpoints and is the same as the sub-advisory fee rate paid to the current fund manager. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Fund. Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the advisory fee rates and ongoing operating expenses paid by shareholders were not expected to increase as a result of this fund manager change. The Board concluded that the compensation payable under the JP Morgan Fund Management Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees reviewed information regarding the estimated costs to JP Morgan of managing the PL International Value Fund and the projected profitability of the JP Morgan Fund Management Agreement to JP Morgan to the extent practicable based on the financial information provided by JP Morgan. This information is only estimated because there is no actual operating history for JP Morgan as the Fund Manager of the PL International Value Fund. The Trustees gave less weight to projected profitability considerations and did not view this information to be as important as other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and JP Morgan with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that they are projections. The Board concluded that the PL International Value Fund’s fee structure reflected in the JP Morgan Fund Management Agreement with respect to the PL International Value Fund is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA concerning other benefits that may be received by JP Morgan and its affiliates as a result of their relationship with the PL International Value Fund, including commissions that may be paid to broker-dealers affiliated with the Fund Manager and the anticipated use of soft dollars by the Fund Manager. In this regard, the Trustees noted that JP Morgan represented that it does not anticipate utilizing an affiliated broker-dealer for trades but that it may use soft dollar credits generated by Fund commissions to pay for research services, provided that the commission paid is reasonable in relation to the value of the brokerage and research services provided. The Trustees considered potential benefits to be derived by JP Morgan from its relationship with the PL International Value Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the JP Morgan Fund Management Agreement is fair and reasonable; and (ii) the JP Morgan Fund Management Agreement is in the best interests of the PL International Value Fund and its shareholders. No single fact was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.  The New Fund Management Agreement

The JP Morgan Fund Management Agreement is substantially similar to the current fund management agreement with respect to the Fund. JP Morgan will, subject to the supervision of the Adviser, provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the valuation, investment, sales and reinvestment of the Fund’s assets in accordance with the Fund’s investment objectives, policies and restrictions. JP Morgan bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the JP Morgan Fund Management Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, JP Morgan is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the JP Morgan Fund Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the JP Morgan Fund Management Agreement or by reason of JP Morgan’s reckless disregard of its obligations and duties under the JP Morgan Fund Management Agreement. The JP Morgan Fund Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval by a majority of the Independent Trustees. The JP Morgan

Fund Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Fund to the Adviser in connection with the fund manager change. Additionally, there was no change to the sub-advisory rate paid by the Adviser to the fund manager in connection with the fund manager change. The current fund management fee rate is referenced in the table below:

Fee Schedule

0.35% on first $1 billion
0.30% on next $1 billion
0.25% on excess

The fund management fee rate will continue to be paid to the current fund manager of the PL International Value Fund by the Adviser until December 31, 2010, pursuant to a fund management agreement dated May 1, 2006, as amended. For the period April 1, 2009 through March 31, 2010, the fund management fees paid or owed by the Adviser for the PL International Value Fund totaled $260,813. As of March 31, 2010, the PL International Value Fund paid $2,038 in brokerage commissions to JP Morgan Securities Inc. and $602 in brokerage commissions to Cazenove Inc., both affiliated brokers of JP Morgan. Brokerage commissions paid to JP Morgan Securities Inc and Cazenove represented 2.65% and 0.78%, respectively of the PL International Value Fund’s total brokerage commissions for the period April 1, 2009 through March 31, 2010.

IV.	Information Regarding JP Morgan

JP Morgan is an indirect, wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly held bank holding company. JP Morgan provides investment advisory services to institutional investors and individuals. JP Morgan is located at 245 Park Avenue, New York, New York 10167. As of September 30, 2010, JP Morgan, including its affiliates, had approximately $1.2 trillion in assets under management.

JP Morgan acts as investment adviser to the following registered investment companies, each of which has a similar objective to the Fund:

Waived/
Fund Name	Net Assets[1]	Compensation Rate	Reduced

JNL/JPMorgan International Value Portfolio	$551 million	0.40% on first $350 million 0.35% on excess	N/A

Nationwide VIT International Value Fund	$222 million	0.40% on first $500 million 0.35% on excess	N/A

JPM International Value Fund	$1.45 billion	0.95% on total net assets	N/A

(1)	As of September 30, 2010

As of September 30, 2010, JP Morgan’s directors and principal executive officers are as follows:

Name	Position(s) with JPMorgan[1]

George C.W. Gatch	Chairperson; President and CEO; Director; Managing Director

Seth P. Bernstein	Director, Global Head of Fixed Income; Managing Director

Lawrence M. Unrein	Director; Managing Director

Martin R. Porter	Global Head of Equities; Managing Director

Clive S. Brown	Director; Managing Director

Scott E. Richter	Secretary

Joseph K. Azelby	Director; Managing Director

Paul A. Quinsee	Director; Managing Director

John H. Hunt	Director; Managing Director

Name	Position(s) with JPMorgan[1]

Joseph J. Bertini	Chief Compliance Officer; Managing Director

Robert L. Young	Director; Managing Director

Craig M. Sullivan	CFO; Director; Managing Director

(1)	Principal Occupation also given if different from position(s) with JPMorgan

The business address for each above individual is c/o JP Morgan, 245 Park Avenue, New York, NY 10167.

No officer or Trustee of Pacific Life Funds is an officer, director or shareholder of JP Morgan.

Additional Information

Additional information about JP Morgan will be made available in the Pacific Life Funds’ supplemented Statement of Additional Information, a copy of which may be obtained on or after January 1, 2011 by calling the number set forth below.

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The annual report for the Trust for the fiscal year ended March 31, 2010 has previously been sent to shareholders. That report is available upon request without charge by contacting Pacific Life Funds by:

Regular mail:	Pacific Life Funds, P.O. Box 9768, Providence, RI 02940-9768
Express mail:	Pacific Life Funds, 101 Sabin Street, Pawtucket, RI 02860
Phone:	1-800-722-2333 (select Option 2)
Internet:	www.PacificLife.com

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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